Exhibit 99.1
FOR IMMEDIATE RELEASE WEDNESDAY, APRIL 16, 2008 Contacts:
	Dave Vander Zanden	Mark Fleming
W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579	Chief Executive Officer 920-882-5602	Communications & Investor Relations 920-882-5646

SCHOOL SPECIALTY NAMES VANDER PLOEG CHIEF FINANCIAL OFFICER

Greenville, WI, April 16, 2008—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today announced that David N. Vander Ploeg has been named Executive Vice President and Chief Financial Officer.  He will join the company April 21, 2008.

Vander Ploeg, 49, was most recently Chief Operating Officer of Dutchland Plastics Corp., a molded products manufacturer based in Oostburg, WI, where he was responsible for day-to-day operations of the business.  Before joining Dutchland, he was Executive Vice President and Chief Financial Officer at Schneider National, Inc., Green Bay, WI, a $3.7 billion global leader in transportation and logistics services.  During a 24-year career at Schneider National, he advanced through a host of senior management positions in accounting and finance prior to being promoted to the CFO position in 2004.

A Certified Public Accountant, Vander Ploeg began his career with Arthur Andersen & Company, then joined Schneider National in 1983 as Manager of Corporate Accounting.  He progressed through several positions of increasing responsibility, including Director of Planning and Budgeting, Division Controller, and Group Controller-Transportation, prior to being named Vice President of Finance in 1997 and Senior Vice President-Operating Chief Financial Officer in 2001.

 “We are very pleased that Dave has agreed to join the School Specialty team,” said David J. Vander Zanden, Chief Executive Officer.  “He brings us a proven track record of success across all financial disciplines, including accounting, financial analysis, treasury, tax, risk management, acquisitions, and organizational management and design, as well as his most recent experience in a senior operating role.  Dave combines a metrics-driven approach to financial modeling and forecasting with a strong business orientation to consistently deliver organizational and financial success.  He has strong and relevant experiences in strategic planning and operational management that will prove especially valuable as we work to accelerate School Specialty’s profitable growth.”

Vander Ploeg holds a master’s degree in business administration and a bachelor’s degree in accounting, both from the University of Wisconsin.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn.  The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.